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                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                           dated as of August 26, 1998

                                      among

                             DRS TECHNOLOGIES, INC.,

                              DRS MERGER SUB, INC.

                                       and

                             NAI TECHNOLOGIES, INC.







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                                TABLE OF CONTENTS

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ARTICLE I
MERGER...................................................................................2

        1.1.  The Merger.................................................................2

        1.2.  Filing.....................................................................2

        1.3.  Effective Time of the Merger...............................................2

ARTICLE II
CERTIFICATE OF INCORPORATION; BY-LAWS; ETC...............................................2

        2.1. Certificate of Incorporation and By-Laws of Surviving Corporation...........2

        2.2.  Directors and Officers of Surviving Corporation............................3

        2.3.  Board of Directors of Acquiror.............................................3

ARTICLE III
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
SHARES IN THE MERGER.....................................................................3

        3.1.  Share Consideration; Conversion or Cancellation of Shares in the
              Merger.....................................................................3

        3.2.  Payment for Shares in the Merger...........................................6

        3.3.  Fractional Shares..........................................................9

        3.4.  Transfer of Shares After the Effective Time................................9

ARTICLE IV
CERTAIN EFFECTS OF THE MERGER............................................................9

        4.1.  Effect of the Merger.......................................................9

        4.2.  Further Assurances........................................................10

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................10

        5.1.  Organization and Qualification............................................10

        5.2.  Subsidiaries..............................................................11

        5.3.  Capitalization............................................................11

        5.4.  Authority Relative to This Agreement......................................12

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        5.5.  No Violations, etc........................................................13

        5.6.  Commission Filings; Financial Statements..................................14

        5.7.  Absence of Changes or Events..............................................14

        5.8.  Absence of Undisclosed Liabilities........................................15

        5.9.  Joint Proxy Statement.....................................................15

        5.10.  Accounts Receivable......................................................16

        5.11.  Inventories..............................................................16

        5.12.  Litigation...............................................................16

        5.13.  Title to and Condition of Properties; Leases.............................17

        5.14.  Contracts and Commitments................................................17

        5.15.  Labor Matters............................................................18

        5.16.  Compliance with Law......................................................18

        5.17.  Board Recommendation.....................................................18

        5.18.  Intellectual Property....................................................18

        5.19.  Taxes....................................................................20

        5.20.  Employee Benefit Plans...................................................21

        5.21.  Environmental Matters....................................................24

        5.22.  Government Contracts.....................................................25

        5.23.  Disclosure...............................................................28

        5.24.  Finders or Brokers.......................................................29

        5.25.  State Anti-takeover Statutes.............................................29

        5.26.  Opinion of Financial Advisor.............................................29

        5.27.  Insurance................................................................29

        5.28.  Employment and Labor Contracts...........................................30

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB...............................30

        6.1.  Organization and Qualification............................................30

        6.2.  Subsidiaries..............................................................31

        6.3.  Capitalization............................................................31

        6.4.  Authority Relative to This Agreement......................................31

        6.5.  No Violations, etc........................................................32


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        6.6.  Commission Filings; Financial Statements..................................33

        6.7.  Absence of Changes or Events..............................................33

        6.8.  Litigation................................................................34

        6.8.  Joint Proxy Statement.....................................................34

        6.9.  Board Recommendation......................................................34

        6.10.  Disclosure...............................................................34

        6.11.  Finders or Brokers.......................................................35

        6.12.  Opinion of Financial Advisor.............................................35

ARTICLE VII
CONDUCT OF BUSINESS OF ACQUIROR AND THE COMPANY PENDING THE
MERGER..................................................................................35

        7.1.  Conduct of Business of the Company Pending the Merger.....................35

        7.2.  Conduct of Business of Acquiror Pending the Merger........................37

ARTICLE VIII
COVENANTS AND AGREEMENTS................................................................38

        8.1. Preparation of the Form S-4 and the Joint Proxy Statement;
             Stockholders Meetings......................................................38

        8.2.  Letters of the Company's Accountants......................................40

        8.3.  Letters of Acquiror's Accountants.........................................40

        8.4.  Additional Agreements; Cooperation........................................40

        8.5.  Publicity.................................................................41

        8.6.  No Solicitation...........................................................41

        8.7.  Access to Information.....................................................43

        8.8.  Notification of Certain Matters...........................................43

        8.9.  Directors and Officers; Insurance.........................................44

        8.10.  Fees and Expenses........................................................44

        8.11.  Affiliates...............................................................44

        8.12.  AMEX Listing.............................................................45

        8.13.  Stockholder Litigation...................................................45

        8.14.  Tax Treatment............................................................45

        8.15.  Fairness Opinion.........................................................45

        8.16.  Credit Facilities........................................................45


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        8.17.  Patent, Trademark and Copyright Filings..................................45

        8.18.  Convertible Notes........................................................46

ARTICLE IX
CONDITIONS TO CLOSING...................................................................46

        9.1.  Conditions to Each Party's Obligation to Effect the Merger................46

        9.2.  Conditions to Obligations of Acquiror.....................................47

        9.3.  Conditions to Obligations of the Company..................................50

ARTICLE X
TERMINATION.............................................................................51

        10.1.  Termination..............................................................51

        10.2.  Effect of Termination....................................................53

ARTICLE XI
MISCELLANEOUS...........................................................................54

        11.1.  Non-Survival of Representations and Warranties...........................54

        11.2.  Closing and Waiver.......................................................54

        11.3.  Notices..................................................................54

        11.4.  Counterparts.............................................................55

        11.5.  Interpretation...........................................................55

        11.6.  Amendment................................................................56

        11.7.  No Third Party Beneficiaries.............................................56

        11.8.  Governing Law............................................................56

        11.9.  Entire Agreement.........................................................56

        11.10.  Validity................................................................56

EXHIBIT A................................................................................1

ANNEX I TO EXHIBIT A.....................................................................1

EXHIBIT B................................................................................1

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                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of August 26, 1998, by and among DRS TECHNOLOGIES, INC., a Delaware corporation ("Acquiror"), DRS MERGER SUB, INC., a New York corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub"), and NAI TECHNOLOGIES, INC., a New York corporation (the "Company" and, together with Merger Sub, the "Constituent Corporations").

                              W I T N E S S E T H :

        WHEREAS, Acquiror, the Company and Merger Sub have determined that it is advisable that Merger Sub be merged with and into the Company, with the Company being the survivor (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of New York and any other applicable statutes and regulations;

        WHEREAS, in consideration of Acquiror's entering into this Agreement, each of certain holders of the common stock, par value $0.10 per share, of the Company (the "Company Common Stock"), has entered into a Shareholder's Agreement (as defined herein) as of the date hereof, pursuant to which, among other things, each of such shareholders has agreed to vote his or her shares of Company Common Stock in favor of the Merger;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

        WHEREAS, the respective boards of directors of Acquiror, the Company and Merger Sub have authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the respective boards of directors of Acquiror and the Company have directed that this Agreement be submitted to the respective stockholders of Acquiror and the Company in order for such stockholders to consider and vote upon the approval of this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, agree as follows:







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                                   ARTICLE I

                                     MERGER

        1.1 The Merger

        Upon the terms and conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company as provided herein. Thereupon, the corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of Merger Sub shall be merged with and into the Company, and the Company as the corporation surviving the Merger (hereinafter sometimes called the "Surviving Corporation") shall continue its corporate existence under the laws of the State of New York.

        1.2 Filing

        As soon as practicable after the fulfillment or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3, or on such later date as may be mutually agreed to between Acquiror and the Company, the parties hereto will cause to be filed with the office of the Secretary of State of the State of New York, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the New York Business Corporation Law ("NYBCL").

        1.3 Effective Time of the Merger

        The Merger shall be effective at the time of the filing of the Certificate of Merger with the office of the Secretary of State of the State of New York, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date" or the "Closing Date."

                                   ARTICLE II

                   CERTIFICATE OF INCORPORATION; BY-LAWS; ETC.

        2.1 Certificate of Incorporation and By-Laws of Surviving Corporation

        The Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable law.


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        2.2. Directors and Officers of Surviving Corporation

             (a) The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, in each case until their successors are elected and qualified or until their earlier death, resignation or removal.

             (b) Unless otherwise provided in this Agreement, the officers of the Company immediately prior to the effective time shall continue as the officers of the Surviving Corporation, in each case until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

        2.3 Board of Directors of Acquiror.

        At or prior to the Effective Time, C. Shelton James, currently a director of the Company, shall be elected to the Board of Directors of Acquiror, such person to serve for a term of three (3) years (the "Term") or until the earlier death, resignation or removal of such person; provided, however, that if such person is unable to serve as a director of Acquiror for the full Term due to his death or incapacitation, then the Board of Directors of Acquiror shall fill such vacancy by electing to the Board of Directors such person as it shall designate.

                                  ARTICLE III

                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

        3.1. Share Consideration; Conversion or Cancellation of Shares in the Merger

        Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

             (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.23 shares of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share (the "Acquiror Common Stock"), of Acquiror (the "Merger Consideration") (such fraction being referred to herein as the "Exchange Ratio"); provided, however, that if the average of the reported closing prices per share of Acquiror Common Stock on the American Stock Exchange, Inc. ("AMEX") for the consecutive 60-trading day period ending two business days before the Effective Date falls below $12.00 per share, then the Exchange Ratio shall be 0.25. If, prior to the Effective Time, Acquiror should split or combine the Acquiror Common Stock, or pay a stock dividend or other stock distribution in shares of Acquiror Common Stock, or otherwise change the Acquiror Common Stock into any other securities, or make any other dividend or distribution on the

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Acquiror Common Stock (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

             (b) All shares of Company Common Stock to be converted into shares of Acquiror Common Stock pursuant to this Section 3.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of such shares, upon the surrender of such certificate in accordance with
Section 3.2, the Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock as contemplated by Section 3.3.

             (c) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock of the Surviving Corporation, which shares shall be issued to Acquiror and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

             (d) At the Effective Time, each option to purchase shares of Company Common Stock (each an "Option") granted by the Company under the Company's 1991 Stock Option Plan, as amended, 1993 Stock Option Plan for Directors, as amended, or 1996 Stock Option Plan (collectively, the "Stock Option Plans") then outstanding, whether vested or unvested, shall be converted into and become rights with respect to Acquiror Common Stock, and (i) the Company and a committee of the Company's board of directors, which shall be under the supervision of Acquiror and its compensation committee, shall be substituted in each Stock Option Plan as the "committee" authorized to administer each Stock Option Plan; (ii) each Option may be exercised solely for shares of Acquiror Common Stock; (iii) the number of shares of Acquiror Common Stock subject to each Option shall be equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Option; and
(iv) the per share exercise price of each Option shall be equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of Acquiror Common Stock, as provided above, purchasable pursuant to such Option; provided, however, that the number of shares of Acquiror Common Stock that may be purchased upon exercise of each Option shall not include any fractional shares and, upon such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale prices of a share of Acquiror Common Stock as reported on the AMEX on the date of such exercise.

             (e) No Options shall be granted under any of the Stock Option Plans after the date hereof, and the Company shall not accelerate the vesting of any Option. The provisions of any other benefit plan or option agreement of the Company providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time, no holder of an Option, no participant in any Stock Option Plan or any other benefit plan, shall have any right

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thereunder to acquire any capital stock of the Company or the Surviving
Corporation. The Company shall terminate the Company's 1992 Employee Stock Purchase Plan prior to the Effective Time and shall return all payroll deductions held thereunder to the applicable participants.

             (f) Each Warrant to purchase shares of Company Common Stock at an exercise price of $2.50 per share issued by the Company and outstanding and unexercised as of the Effective Time (each a "Warrant") shall be assumed by Acquiror and, in accordance with Section 5(a) of each Warrant, shall be deemed to be immediately converted into and shall constitute a warrant issued by Acquiror fully and to the same extent as if such assumed Warrant had been initially executed and delivered by Acquiror, and shall constitute rights with respect to Acquiror Common Stock on substantially the same terms and conditions as contained in such Warrant, such that (i) each assumed Warrant may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each assumed Warrant shall be equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such assumed Warrant; and (iii) the per share exercise price of each assumed Warrant shall be equal to the aggregate exercise price for the shares of Company Common Stock subject to such assumed Warrant divided by the number of full shares of Acquiror Common Stock, as provided above, purchasable pursuant to such assumed Warrant; provided, however, that the number of shares of Acquiror Common Stock that may be purchased upon exercise of each assumed Warrant shall not include any fractional shares and, upon such exercise of such assumed Warrant, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale prices of a share of Acquiror Common Stock as reported on the AMEX on the date of such exercise. Each such assumed Warrant as of the Effective Time shall be referred to as an "Acquiror Warrant." To implement this understanding, Acquiror shall register on its Form S-4 (as defined in Section 5.9 below) the Acquiror Warrants and the shares of Acquiror Common Stock issuable upon exercise of such Acquiror Warrants.

             (g) Each 12% Convertible Subordinated Promissory Note due January 15, 2001, convertible into shares of Company Common Stock at a conversion price of $2.00 per share, subject to adjustment, issued by the Company and outstanding and unexercised as of the Effective Time (each a "Convertible Note") representing up to 10% of the aggregate principal amount of such Convertible Notes outstanding as of the date hereof that have not been converted in accordance with Section 9.2(h) below, shall, prior to the Effective Time, have been duly amended as set forth in Sections 8.18 and 9.2(h) below, and each outstanding Convertible Note shall be deemed to represent an amended Convertible Note (each an "Amended Convertible Note"), and shall, in accordance with Section 6(a) of each Amended Convertible Note, be deemed to represent rights with respect to Acquiror Common Stock, such that (i) each Amended Convertible Note may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each Amended Convertible Note shall be equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Amended Convertible Note; and (iii) the per share exercise price of each Amended Convertible Note shall be equal to the aggregate exercise price for the shares of Company Common Stock subject to such Amended Convertible Note divided by the

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number of full shares of Acquiror Common Stock, as provided above, purchasable pursuant to such Amended Convertible Note; provided, however, that the number of shares of Acquiror Common Stock that may be purchased upon exercise of each Amended Convertible Note shall not include any fractional shares and, upon such exercise of such Amended Convertible Note, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale prices of a share of Acquiror Common Stock as reported on the AMEX on the date of such exercise.

             (h) All shares of Company Common Stock, outstanding or issuable upon exercise or conversion of the Options, the Warrants and the Convertible Notes, which are owned by Acquiror or any of its subsidiaries or held in the treasury of the Company or any of its subsidiaries in each case shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             (i) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Options and assumed Warrants or Acquiror Warrants in accordance with this Section 3.1. Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to Acquiror Common Stock subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectuses contained therein) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), Acquiror shall cause the Options of such persons to be administered pursuant to Section 3.1(d) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Stock Option Plan complied with such rule prior to the Merger.

        3.2.  Payment for Shares in the Merger

        The manner of making payment for shares in the Merger shall be as follows:

             (a) At the Effective Time, Acquiror shall make available to an exchange agent selected by Acquiror (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Common Stock, a sufficient number of certificates representing Acquiror Common Stock required to effect the delivery of the aggregate Merger Consideration required to be issued pursuant to Section 3.1(a) (the certificates representing Acquiror Common Stock comprising such aggregate Merger Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Acquiror, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 3.1(a) and effect the sales provided for in Section 3.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

             (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Acquiror and the Company) of a certificate or certificates,

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which immediately prior to the Effective Time represented outstanding shares of
Company Common Stock (the "Share Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Share Certificates for payment therefor. Upon surrender of Share Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Share Certificates shall be entitled to receive the Merger Consideration for each of the shares of Company Common Stock formerly represented by such Share Certificates, and the Share Certificates so surrendered shall forthwith be canceled. Until so surrendered, Share Certificates shall represent solely the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock as contemplated by Section 3.3 with respect to each of the shares formerly represented thereby. No dividends or other distributions that are declared after the Effective Time on Acquiror Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Acquiror Common Stock until such persons surrender their Share Certificates. Upon such surrender, there shall be paid to the Person in whose name the shares of the Acquiror Common Stock are issued any dividends or other distributions on such Acquiror Common Stock that shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions, except to the extent so paid to all stockholders of Acquiror. If any cash or any certificate representing Acquiror Common Stock is to be paid to or issued in a name other than that in which the Share Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Acquiror Common Stock in a name other than that of the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Acquiror Common Stock or dividends thereon or, in accordance with Section 3.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Acquiror Common Stock for the account of the persons entitled thereto.

             (c) Each certificate, which immediately prior to the Effective Time represented outstanding Warrants (each a "Warrant Certificate") or Convertible Notes (each a "Note Certificate"), shall as of the Effective Time become a certificate representing Acquiror Warrants (each an "Acquiror Warrant Certificate") pursuant to Section 3.1(f) or Amended Convertible Notes (each a "New Note Certificate") pursuant to Section 3.1(g), unless surrendered for cancellation or transfer, and after the Effective Time, conversions


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into Acquiror Common Stock available to a holder of record of the Warrants or
Convertible Notes may be made, regardless of whether such holder has surrendered his, her or its Warrant or Note Certificate(s). At the Effective Time, Acquiror shall make available to the transfer agent (the "Warrant Agent"), which served for the benefit of those persons who or which immediately prior to the Effective Time were the holders of Warrants, a sufficient number of Acquiror Warrant Certificates equal to the number of Warrant Certificates. At the Effective Time, Acquiror shall cause the Company to make available to United Bank (formerly First Trust National Association), as trustee (the "Trustee") under the Indenture, dated as of July 15, 1996 (the "Indenture"), between the Company and First Trust National Association, a sufficient number of New Note Certificates equal to the number of Note Certificates representing up to 10% of the aggregate principal amount of the Convertible Notes outstanding as of the date hereof that have not been converted in accordance with Section 9.2(h) below. Upon surrender of Warrant or Note Certificates for cancellation or transfer to the Warrant Agent or Trustee, (i) the holder of such Warrant or Note Certificates shall be entitled to receive Acquiror Warrant Certificates formerly represented by such Warrant Certificates or New Note Certificates formerly represented by such Note Certificates; (ii) the Warrant Agent or Trustee shall, pursuant to irrevocable instructions from Acquiror or the Company, respectively, deliver Acquiror Warrant Certificates or New Note Certificates; and (iii) the Warrant or Note Certificates so surrendered shall forthwith be canceled. The Warrant Agent or Trustee shall not be entitled to exercise any rights of ownership with respect to Acquiror Warrant Certificates or New Note Certificates, respectively, held by it from time to time hereunder.

             (d) Share Certificates surrendered for exchange by any person constituting an affiliate of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Acquiror Common Stock until Acquiror has received a written agreement from such person as provided in Section 8.11.

             (e) Any portion of the Exchange Fund and the Fractional Securities Fund (as hereinafter defined) which remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Acquiror, upon demand of Acquiror, and any former shareholders of the Company shall thereafter look only to Acquiror for payment of their claims for the Merger Consideration in respect of Company Common Stock or for any cash in lieu of fractional shares of Acquiror Common Stock.

        3.3. Fractional Shares

        No fraction of Acquiror Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of Acquiror Common Stock upon surrender of Share Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate shares of fractional Acquiror Common Stock issued pursuant to this Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Acquiror Common Stock

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


delivered to the Exchange Agent by Acquiror over (ii) the aggregate number of full shares of Acquiror Common Stock to be distributed (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of shares of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the AMEX. The sale of the Excess Shares by the Exchange Agent shall be executed on the AMEX through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of the Company, the Exchange Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interest, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

        3.4. Transfer of Shares After the Effective Time.

        No transfers of Company Common Stock or Warrants shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent, they shall be cancelled and exchanged as provided in this Article III.

                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER

        4.1. Effect of the Merger.

        On and after the Effective Time and pursuant to the NYBCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of Merger Sub and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Merger Sub and the Company, shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all of the liabilities, obligations and penalties of Merger Sub and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Merger Sub or the Company, or any shareholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Merger Sub or the Company, or any shareholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Merger Sub or the Company.

        4.2. Further Assurances.

        If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Acquiror and Merger Sub that the statements contained in this Article V are true and correct:

        5.1. Organization and Qualification.

        Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such failures that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated, or the nature of its activities, makes such qualification necessary, except for such failures that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.1 of the Disclosure Schedule previously delivered by the Company to Acquiror (the "Disclosure Schedule") sets forth, with respect to the Company, each jurisdiction within the United States where it is qualified or otherwise licensed as a foreign corporation to do business, and with respect to each of its subsidiaries, (i) its name and jurisdiction of incorporation; (ii) each jurisdiction where it is qualified or otherwise licensed as a foreign corporation to do business; (iii) the number of shares of authorized capital stock of each class of its capital stock; (iv) the number of issued and outstanding shares of each class of its capital stock; (v) the number of shares of its capital stock held in treasury; and (vi) its duly elected directors and officers. The Company has heretofore made available to Acquiror a complete and correct copy of the Certificate of Incorporation (or other applicable charter document) and the By-Laws (or other applicable organizational document), each as amended to the date hereof, of the Company and each of its subsidiaries other than Wilcom, Inc. (the "Retained Subsidiaries"). Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or its By-Laws (or other applicable organizational document). As used herein, the term "Company Material Adverse Effect" means any material adverse effect on the general affairs, business, management, operations, assets and liabilities or prospects of the Company and its Material Subsidiaries taken as a whole or any material adverse effect on the condition (financial or otherwise) of the Company or any Material Subsidiary. For purposes of the preceding sentence, the term "Material Subsidiary" shall mean each of Codar Technology, Inc., Lynwood Rugged Systems Limited and NAI Technologies-Systems Division Corporation.

        5.2. Subsidiaries

        The only direct or indirect subsidiaries of the Company are those listed in Section 5.1 of the Disclosure Schedule. The Company is directly or indirectly the record (or legal and registered) and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 5.1 of the Disclosure Schedule, all of such shares so owned by the Company are validly issued, fully paid and non-assessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto, and the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

        5.3. Capitalization

        The authorized capital stock of the Company consists, as of the date hereof, of: (i) 25,000,000 shares of Company Common Stock, of which 9,179,567 are issued and outstanding; and (ii) 2,000,000 shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock"), of which none are issued and outstanding. There is no other capital stock authorized for issuance. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free of preemptive rights. As of the date hereof, the Company does not hold any shares of its capital stock in treasury. As of the date hereof, (i) 494,232 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options under the Stock Option Plans,
(ii) 98,377 shares of Company Common Stock were reserved for issuance upon the purchase of shares under the Stock Purchase Plan, (iii) 4,112,700 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants and (iv) 2,542,250 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Convertible Notes. Section 5.3 of the Disclosure Schedule lists and describes the Stock Option Plans, the Stock Purchase Plan, the Warrants and the Convertible Notes, including the number of Warrants and the aggregate principal amount of Convertible Notes issued and outstanding as of the date hereof. Other than the Stock Option Plans, the Stock Purchase Plan, the Warrants and the Convertible Notes, the Company has no other plan which provides for the grant of options or warrants to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and at the Effective Time, except for shares of Company Common Stock issued after the date hereof upon the conversion of the Convertible Notes and the exercise of Options and Warrants outstanding on the date hereof or pursuant to the Company's 401(k) Plan, there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities or to distribute any evidences of indebtedness or assets to holders of any class of its capital stock. Except as disclosed in Section 5.3 of the Disclosure Schedule, none of the Company and its Retained Subsidiaries is a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to its capital stock or any agreement, arrangement or understanding relating to or providing for registration rights with respect to its capital stock. The Company has made all payments required through the date hereof under the Convertible Notes.

        5.4. Authority Relative to This Agreement.

        The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than, with respect to the Merger, the approval of the Company's shareholders in accordance with the NYBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        5.5 No Violations, etc.

            (a) Other than the filings, permits, authorizations, consents and approvals or waivers thereof that are identified in Section 5.5(b) and that have been duly made or obtained as contemplated herein, and except as listed in
Section 5.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws (or other applicable organizational document), (y) any note, bond, mortgage, debenture, indenture or deed of trust or (z) any license, lease, contract, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject; or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (ii) above, for any such violations, conflicts, breaches, defaults or other alterations or occurrences that could not have, individually or in the aggregate, a Company Material Adverse Effect and would not, in any material respect, prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

            (b) No filing or registration with, no notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required of the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) as required by (A) applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, (C) state securities or "blue sky" laws and (D) the National Association of Securities Dealers, Inc. or the NASDAQ; (ii) the filing and recordation of appropriate merger documents as required by the NYBCL; (iii) the approval of the Company's shareholders as required by the NYBCL; and (iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

            (c) The Company and its Retained Subsidiaries are not in violation of or default under, except as set forth in Section 5.5 of the Disclosure Schedule, (i) any note, bond, mortgage, debenture, indenture or deed of trust; or (ii) any license, lease, contract, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (i) and (ii) above, for such violations or defaults that would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

        5.6 Commission Filings; Financial Statements.

        The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 (as supplemented and amended since the time of filing, collectively, the "SEC Reports") with the Securities and Exchange Commission (the "SEC"), each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. All of the historical financial statements contained in the SEC Reports were prepared from the books and records of the Company and its subsidiaries. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (subject, in the case of all such financial statements that are interim financial statements, to normal year-end audit adjustments, none of which will be material). None of the SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.7 Absence of Changes or Events.

        Except as set forth in Section 5.7 of the Disclosure Schedule, the Company's Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, or the Company's Form 10-Q for the fiscal quarter ended March 28, 1998, as filed with the SEC, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been (i) any change, or any event involving a prospective change, in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or could have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, which has had, or could have, individually or in the aggregate, a Company Material Adverse Effect;
(iii) any entry into or termination of any material commitment, contract, agreement or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Company and its subsidiaries, other than this Agreement, the Stock Purchase Agreement, a form of which is attached hereto as Exhibit B (the "Wilcom Agreement"), to be entered into among Wilcom Acquisition Corp., as Buyer, and the Company, as Seller, relating to the sale of Wilcom, Inc. and agreements executed in the ordinary course of business; (iv) any redemption, repurchase or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or any of its subsidiaries or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company, other than the sale of Wilcom, Inc.; (v) any transfer of or right granted under any material lease, license, agreement or Intellectual Property (as defined in Section 5.18 below) of the Company or any of its Retained Subsidiaries or any liens or other security interests in any Intellectual Property of the Company or any of its Retained Subsidiaries; (vi) any sale or other disposition of any asset of the Company or any of its subsidiaries or any charge, mortgage, pledge or imposition of any lien or other encumbrance (or any satisfaction and discharge thereof) on any asset of the Company or any of its subsidiaries, other than in the ordinary course of business, or any agreement relating to any of the foregoing; (vii)

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


any default or breach by the Company or any of its subsidiaries in any material respect under any contract, license or permit; (viii) any general wage or salary increase or any increase in compensation payable or to become payable to any executive officers or management employees of the Company or any of its subsidiaries or any entry into any employment contract with any executive officer or key salaried employee of the Company or any of its subsidiaries; and
(ix) any change in the accounting methods of the Company or any of its subsidiaries.

        5.8 Absence of Undisclosed Liabilities.

        Except as set forth in Section 5.8 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except for (i) liabilities recorded on the Company's consolidated balance sheet at December 31, 1997 included in the financial statements referred to in Section 5.6 and the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997; and (iii) liabilities or obligations that do not exceed $25,000 individually and $100,000 in the aggregate.

        5.9 Joint Proxy Statement.

        None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Shareholder Meeting (as hereinafter defined) and the Acquiror Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to stockholders and at the times of the Company Shareholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement as it relates to the Company and its subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information relating to or supplied by Acquiror.

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


        5.10 Accounts Receivable.

        All accounts receivable of the Company reflected in the Company's December 31, 1997 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC (the "Balance Sheet") represent transactions in the ordinary course of business (including without limitation recoverable costs and accrued profits on progress completed but not billed under Government Contracts (as defined in Section 5.22 below) or other contracts) and are current and collectible net of any reserves shown on such Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Section 5.10 of the Disclosure Schedule sets forth (i) the aging of the Company's receivables in excess of $25,000; (ii) each receivable in excess of $25,000; (iii) each receivable in an amount in excess of $25,000 that is more than ninety (90) days outstanding; and (iv) each receivable from a person or entity from whom the aggregate of such receivables exceeds $25,000.

        5.11 Inventories.

        All inventories of the Company reflected in the Balance Sheet are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such inventories are carried on the books of the Company and are valued on such Balance Sheet at the lower of cost or market and, in any event, at not greater than their net realizable value after appropriate deduction for costs of completion, marketing costs, transportation expense and allocation of overhead.

        5.12 Litigation.

        Except as set forth in Section 5.12 of the Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its Retained Subsidiaries, threatened against or relating to the Company or any of its Retained Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal; or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding, seeking unspecified damages, damages in excess of $100,000 or any injunctive or other equitable relief to which the Company, any Retained Subsidiary of the Company or any of their respective assets is a party.

        5.13 Title to and Condition of Properties; Leases.

             (a) Each of the Company and its subsidiaries (i) except as set forth in Section 5.13(a)(i) of the Disclosure Schedule, has good, marketable and insurable title to all of the properties and assets reflected on the Company's December 31, 1997 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC (the "Balance Sheet") as being owned by the Company or its subsidiaries, except for any property or asset since sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practice; and (ii) is the lessee under all of the leases set forth in Section 5.13(a)(ii) of the Disclosure Schedule and has valid, effective, enforceable and continuing leasehold rights without default in all property leased by it under such leases, free and clear of all encumbrances, except in the case of clauses (i) and (ii) above (x) statutory liens securing payments not yet due and (y) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties. The assets and properties of the Company and its Retained Subsidiaries are in good operating condition and repair and are adequate for the uses to which they are being put, all of which are lawful, authorized and permitted.

             (b) The Company is not a party to any executory contract to sell or transfer any part of any leasehold interest of the Company. True and accurate copies of all leases, and of all amendments, supplements, extensions and modifications thereof, have been delivered to Acquiror by the Company.

        5.14 Contracts and Commitments.

        Other than as disclosed in Section 5.14 of the Disclosure Schedule, no existing contract or commitment of the Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound, contains an agreement with respect to any change of control that would be triggered by the Merger. Other than as set forth in Section 5.14 of the Disclosure Schedule, neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings in excess of $50,000 by the Company or any Retained Subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its Retained Subsidiaries to repay all or a portion of such loans or borrowings; provided, that it is expressly understood and agreed that the Company is not making any representations or warranties with respect to the effect of the financial condition or results of operation of Acquiror and Merger Sub.

        5.15 Labor Matters.

        Each of the Company and its Retained Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours. To the Company's knowledge, there is no labor strike, slowdown or work stoppage pending or threatened against or affecting the Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its Retained Subsidiaries who are not currently organized.

        5.16 Compliance with Law.

        Except as set forth in Section 5.16 of the Disclosure Schedule, neither the Company nor any of its Retained Subsidiaries has violated or failed to comply with any applicable statute, law, ordinance, regulation, rule or order (including without limitation any U.S. export control statutes, regulations and Executive Orders) of any foreign,

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


federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or the conduct thereof by the Company and its Retained Subsidiaries, except for such violations, if any, that could not have, individually or in the aggregate, a Company Material Effect. The Company and its Retained Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for any permits, licenses, franchises, the absence of which could not have, individually or in the aggregate, a Company Material Effect.

        5.17 Board Recommendation.

        The Board of Directors of the Company has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its shareholders and has recommended that the shareholders of the Company vote in favor thereof.

        5.18 Intellectual Property.

             (a) Section 5.18 of the Disclosure Schedule lists all of the Intellectual Property of the Company, its Retained Subsidiaries and any predecessor entities of the foregoing.

             (b) The Company and its Retained Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their respective businesses. None of the Intellectual Property used in the conduct of their respective businesses infringes or violates the intellectual property rights of any third parties. Consummation of the transactions contemplated hereby shall not impair any rights or impose any obligations with respect to Intellectual Property used in the conduct of the businesses of the Company and its Retained Subsidiaries.

             (c) There is no pending or, to the knowledge of the Company or its Retained Subsidiaries, threatened (or unasserted but considered probable of assertion) claim against the Company or any of its Retained Subsidiaries, nor has the Company or any of its Retained Subsidiaries received any notice, (i) asserting that any of the Intellectual Property, or that the past, present or, to the knowledge of the Company or its Retained Subsidiaries, contemplated future conduct of the Company's or its Retained Subsidiaries' business, infringes or violates the intellectual property rights of any third parties;
(ii) asserting that any third parties have any rights to use any of the Intellectual Property except for Licensed Intellectual Property licensed to the Company or a Retained Subsidiary on a nonexclusive basis; or (iii) which could, if adversely determined against the Company or any Retained Subsidiary, adversely affect the ability of the Company or a Retained Subsidiary to use any of the Intellectual Property upon consummation of the transactions contemplated hereby or thereafter, and to the knowledge of the Company and its Retained Subsidiaries, there is no basis for any claim of the foregoing types.

             (d) Neither the Company nor any Retained Subsidiary has given notice to any third parties asserting infringement by such third parties of any of the Intellectual Property, and to the knowledge of the Company and its Retained Subsidiaries, there is no basis for any such claim against a third party.

             (e) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements (the "License Agreements"), enforceable in accordance with their terms.

             (f) Neither the Company nor any Retained Subsidiary is subject to any bars or other restrictions with respect to its rights to utilize the Intellectual Property, except for the terms and conditions of the License Agreements and, to the knowledge of the Company and its Retained Subsidiaries, no bars or other restrictions on such rights will be created by or exist after the consummation of the transactions contemplated herein.

             (g) There is no pending or, to the knowledge of the Company or any of its Retained Subsidiaries, threatened claim that the Company, any Retained Subsidiary or any licensor is in breach of any of the License Agreements and, to the knowledge of the Company and its Retained Subsidiaries, no basis for any such claim exists.

             (h) There is no pending or, to the knowledge of the Company or any of its Retained Subsidiaries, threatened claim against the Company, any Retained Subsidiary or the licensor of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, and to the knowledge of the Company and its Retained Subsidiaries, no basis for any such claim exists.

             (i) Each of the Company and its Retained Subsidiaries has performed all of the obligations required to be performed by it, and is not in default under any agreement relating to any Intellectual Property.

             (j) Section 5.18(j) of the Disclosure Schedule identifies each trade name, fictitious business name, or other similar name under which the Company or any of its Retained Subsidiaries has conducted any part of its business during the five (5) years preceding the date hereof.

             (k) For purposes of this Section 5.18 and Section 5.7 above:

                 (i) "Copyrights" shall mean all registered and unregistered copyrights and applications for copyright registration in every country of the world;

                 (ii) "Intellectual Property" shall mean Patents, Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

                 (iii) "Know-How" shall mean technical information, trade secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights Patents, and Trademarks, in every country of the world;

                 (iv) "Licensed Intellectual Property" shall mean all intellectual property owned by third parties and licensed to the Company or any Retained Subsidiary;

                 (v) "Patents" shall mean all utility and design patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models and any similar rights and applications therefor, in every country of the world; and

                 (vi) "Trademarks" shall mean all registered and unregistered trademarks, service marks, trade dress, trade names, fictitious business names or other similar names and applications for registration of any of the foregoing, in every country of the world.

        5.19 Taxes.

        "Tax" (including, with correlative meaning, the term "Taxes") shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts. Except as set forth in Section 5.19 of the Disclosure Schedule, (i) the Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries; (ii) all Taxes of the Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations, inquiries or investigations of federal, state and foreign income, sales and franchise and all other Tax returns filed by the Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination, inquiry or investigation of the Company or any of its subsidiaries is pending or threatened for any amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax return has been requested, which Tax return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period that would affect the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the Effective Date; (viii) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) the Company and its subsidiaries are not parties to any tax sharing or tax matters agreement.

        5.20 Employee Benefit Plans.

             (a) Section 5.20(a) of the Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, vacation, worker's compensation, medical, life or other material insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of the Company or any of its subsidiaries, whether formal or informal and whether legally binding or not (the "Plans"). With respect to each Plan, Section 5.20(a) of the Disclosure Schedule identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Plan and whether the Plan covers or provides benefits to current or former employees or directors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliate). Neither the Company nor any --------- of its subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of the Company or any of its subsidiaries.

             (b) With respect to each of the Plans, the Company has heretofore delivered to the Acquiror true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under The Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to such Plan, and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code, all authorizations and approvals from the UK Inland Revenue in relation to each other Plan and all communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

             (c) No liability under Title IV of ERISA has been incurred by the Company or any of its subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its subsidiaries or any ERISA Affiliate of incurring a liability under such Title other than liability for the payment of PBGC premiums, which have been or will be paid when due.

             (d) Neither the Company nor any of its subsidiaries nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor, to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, or any of its subsidiaries, any of the Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975 or 4976 of the Code, or any other liability.

             (e) Full payment has been made, or will be made (where applicable) in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any of its subsidiaries or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Plans and the applicable contracts of employment, and all such amounts properly accrued through the Closing Date, with respect to the current plan year thereof will be paid on or prior to the Closing Date or will be properly recorded on the Company's financial statements.

             (f) As of the time immediately prior to the consummation of the Company's sale of Wilcom, Inc. and as of the Closing Date, the then fair market value of the assets held under each Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

             (g) None of the Plans is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

             (h) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and a favorable determination to that effect has been issued by the IRS with respect to each such Plan. Each of the Plans that is intended to satisfy the requirements of
Section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws and regulations, including but not limited to ERISA and the Code.

             (i) Except as set forth in Section 5.20(i) of the Disclosure Schedule, each Plan may be amended or terminated without liability to the Company or any of its subsidiaries or any ERISA Affiliate. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under
Section 280G of the Code or for United Kingdom corporation tax purposes. To the Company's knowledge, each person who performs services for the Company or any of its subsidiaries has been, and is, properly classified by the Company or any of its subsidiaries as an employee or independent contractor.

             (j) There are no claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plan or against the Company or any of its subsidiaries or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of the Company, threatened audits or investigations by any governmental body, commission or agency involving any Plan.

             (k) Except as set forth in Section 5.20(k) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law; (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

             (l) Except as set forth in Section 5.20(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of the Company or any of its subsidiaries to severance pay, unemployment compensation, termination or any similar payment; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

        5.21 Environmental Matters.

        Except as set forth in Section 5.21 of the Disclosure Schedule:

             (a) The Company and its subsidiaries have obtained all material Environmental Permits and all material licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law, except where such failure could not, individually or in the aggregate, have a Company Material Adverse Effect.

             (b) There is no Environmental Claim pending against the Company and its subsidiaries under an Environmental Law, except for any such Environmental Claims that could not, individually or in the aggregate, have a Company Material Adverse Effect.

             (c) The Company and its subsidiaries are in compliance with all material terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws, except where such failure could not, individually or in the aggregate, have a Company Material Adverse Effect.


             (d) The Company and its subsidiaries did not, in any material respect, generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Company and its subsidiaries.

             (e) For purposes of this Section 5.21:

                 (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                 (ii) "Environmental Claim" means any written notice or written claim by any person alleging potential liability (including, without limitation, potential liability for investigator costs, cleanup costs, governmental costs, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                 (iii) "Environmental Laws" means any national, supranational, federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                 (iv) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

                 (v) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyl's and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

        5.22 Government Contracts.

             (a) Section 5.22 of the Disclosure Schedule constitutes a complete and accurate record of (i) all of the Company's past and present Government Contracts that were in force since January 1, 1992, with the exception of such completed and "closed out" Government Contracts to which the Company was a party during the period of time the Company had operations in Hauppauge, New York (the "Hauppauge Contracts") (which Hauppauge Contracts were subsequently assigned to Codar Technology, Inc. as of January 1, 1996 and which operations were therefore transferred to Longmont, Colorado); (ii) all of the Company's Government Contracts currently in force; (iii) all of the Company's outstanding quotations, bids and proposals for Government Contracts; and (iv) all of the Company's Government Contracts under which the Company knows or has reason to know are currently or are likely to experience substantial cost, schedule, technical or quality problems that could result in a claim against the Company (or its successors in interest) by the Government, a prime contractor or a higher-tier subcontractor. The Company has made available to Acquiror true and complete copies of all Contracts (other than the Hauppauge Contracts) listed in Section 5.22 of the Disclosure Schedule. Except as described in Section 5.22 of the Disclosure Schedule, all of the Company's Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. Such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid protest or analogous proceedings in any agency, administrative or judicial forum, and the Company has no knowledge that such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid protest or analogous proceedings.

             (b) The Company has complied with all statutory and regulatory requirements, including, but not limited to, the False Claims Act ("FCA"), the Truth in Negotiations Act ("TINA"), the Federal Acquisition Regulation ("FAR"), the FAR cost principles and the Cost Accounting Standards, where and as applicable to each of the Company's Government Contracts and each of the Company's quotations, bids and proposals for Government Contracts.

             (c) The Company has complied with all terms, conditions, clauses, provisions and specifications of the Company's Government Contracts, whether incorporated expressly, by reference, or by operation of law.

             (d) To the Company's knowledge, after due inquiry, all facts set forth in or acknowledged by any representations, certifications or disclosure schedules made or submitted by or on behalf of the Company in connection with each of the Company's Government Contracts and each of the Company's quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of submission.

             (e) The Company has complied with all applicable representations, certifications and disclosure requirements under each of the Company's Government Contracts and each of the Company's quotations, bids and proposals for Government Contracts.

             (f) The Company has developed and implemented a government contracts compliance program that includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements. The Company has delivered to Acquiror a true and complete copy of such compliance program.

             (g) With respect to the Company's Government Contracts, neither the Government nor any prime contractor or higher-tier subcontractor under a Government

Contract nor any other person has notified the Company, either orally or in writing, of any actual or alleged violation or breach of any statute, regulation, representation, certification or contract term, condition, clause, provision or specification.

             (h) To the Company's knowledge, after due inquiry, no facts exist which could give rise to a claim for price adjustment under the TINA or to any other request for a material reduction in the price of any of the Company's Government Contracts.

             (i) Except as described in Section 5.22 of the Disclosure Schedule, the Company is not aware of and has received no show cause, cure, deficiency, default or similar notice relating to its outstanding Government Contracts, and none of the Company's Government Contracts has been terminated for default. Except as described in Section 5.22 of the Disclosure Schedule, the Company has received no notice of an intent to terminate any of the Company's contracts for convenience or of any consideration of such termination.

             (j) Except as described in Section 5.22 of the Disclosure Schedule, there are no outstanding disputes or claims relating to the Company's Government Contracts and involving either the Government, any prime contractor, any higher-tier subcontractor or any third party, and the Company neither knows nor has reason to know of any facts or allegations that could give rise to such a dispute or claim in the future.

             (k) Except as described in Section 5.22 of the Disclosure Schedule, there are no outstanding disputes or claims relating to the Company's Government Contracts which, if resolved unfavorably to the Company, would materially increase the Company's cost to complete performance of such Government Contract above the amounts set forth in the Estimates to Complete prepared by the Company and made available to Acquiror for each Government Contract. In addition, there are no known or reasonably foreseeable expenditures which would increase the cost to complete performance of the Company's Government Contracts above the amounts set forth in the Estimates to Complete.

             (l) The Company has not been and is not now blacklisted, suspended or debarred, or proposed for suspension or debarment, from participation in the award of Government Contracts. No facts exist which could give rise to such suspension or debarment.

             (m) No negative determination of responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

             (n) Except as described in Section 5.22 of the Disclosure Schedule, the Company has not undergone and is not undergoing any audit, review, survey, inspection, investigation or examination of records relating to the Company's Government Contracts, and neither knows nor has reason to know of any basis for any such audit, review, survey, inspection, investigation or examination of records. No audit, review, survey, inspection,

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

investigation or examination of records described in Section 5.22 of the Disclosure Schedule has revealed any occurrence or practice that could affect the assets, business or financial statements of the Company.

             (o) The Company has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company's Government Contracts or quotations, bids and proposals for Government Contracts. The Company neither knows nor has reason to know of any basis for any such investigation or indictment.

             (p) The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company's Government Contracts or quotations, bids and proposals for Government Contracts. The Company neither knows nor has reason to know of any basis for any such proceeding.

             (q) The Company has made no payment, directly or indirectly, to any person in violation of applicable Government procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

             (r) Except as described in Section 5.22 of the Disclosure Schedule, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company under any of the Company's Government Contracts.

             (s) The Company's cost accounting, purchasing, inventory and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of all of the Company's Government Contracts.

             (t) Except as described in Section 5.22 of the Disclosure Schedule, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any costs claimed by the Company under the Company's outstanding Government Contracts. The Company neither knows nor has reason to know of any basis for disallowing any such costs.

             (u) Except as described in Section 5.22 of the Disclosure Schedule, the Company has made no assignments of the Company's Government Contracts or of any interests in the Company's Government Contracts, and the Company has entered into no financing arrangements with respect to the performance of any outstanding Government Contract.

             (v) The Company lists in Section 5.22 of the Disclosure Schedule all government property that has been provided to the Company pursuant to the Company's Government Contracts.

             (w) The Company has complied with all applicable requirements under each of the Company's Government Contracts relating to the protection of classified information, except as described in Section 5.22 of the Disclosure Schedule.

             (x) For purposes of this Section 5.22 and Section 5.10 above:

                 (i) The term "Government" includes any agency, department, ministry, division, subdivision or office of a Government, including the officials, employees and agents thereof.

                 (ii) The term "Company" includes the Company's subsidiaries, affiliates, directors, officers, employees and agents.

                 (iii) The term "Contract" includes any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto.

                 (iv) The term "Government Contract" means any prime Contract with a Government and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Government.

                 (v) The term "Prime Government Contract" means any prime Contract with a Government.

        5.23 Disclosure.

        All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by the Company in this Article V by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect. The information contained in the Disclosure Schedule (and any updated Disclosure Schedule) as it relates to the representations and warranties made by the Company in this Article V does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information or statements contained or referenced therein not misleading.

        5.24 Finders or Brokers.

        Except as set forth in Section 5.24 of the Disclosure Schedule, none of the Company, the Retained Subsidiaries of the Company, the Board of Directors or any member of the Board of Directors has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 5.24 of the Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

        5.25 State Anti-takeover Statutes.

        The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 912 of the NYBCL and any other applicable national, supranational or state anti-takeover statute or regulation such that none of the provisions of such Section 912 or any other "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby; (ii) would have the effect of invalidating or voiding this Agreement any provision hereof; or (iii) would subject Acquiror to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

        5.26 Opinion of Financial Advisor.

        The Company has received the opinion of Commonwealth Associates ("Commonwealth") dated July 7, 1998, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

        5.27 Insurance.

        Section 5.27 of the Disclosure Schedule contains a list of all insurance policies maintained by the Company for the benefit of or in connection with the assets of the Company and its Retained Subsidiaries. The Company has not received any notice of cancellation, termination or reduction of coverage, nor has the Company received any notice of intention to cancel, terminate or reduce coverage, relating thereto. The Company has given Acquiror access to complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are (i) in such amounts as are appropriate and reasonable, in the judgment of the Company's Board of Directors, taking into account the Company's and its Retained Subsidiaries' properties, business and operations; and (ii) are in full force and effect, with all premiums due thereon having been paid.

        5.28 Employment and Labor Contracts.

        Neither the Company nor any of its Retained Subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company or any of its Retained Subsidiaries with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee, other than those set forth in Section
5.28 of the Disclosure Schedule and other than the agreements executed by employees generally, the forms of which have been delivered to Acquiror.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Each of Acquiror and Merger Sub jointly and severally represents and warrants to the Company that:

        6.1 Organization and Qualification.

        Each of Acquiror, Merger Sub and Acquiror's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror, Merger Sub and Acquiror's other subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Acquiror and its subsidiaries taken as a whole (an "Acquiror Material Adverse Effect"). Except as set forth in
Section 6.1 of the Disclosure Schedule previously delivered by Acquiror to the Company (the "DRS Disclosure Schedule"), neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws (or other applicable organizational document). Acquiror has delivered to the Company accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and By-Laws (or other applicable organizational document), each as amended to date, of each of Acquiror and Merger Sub. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws (or other applicable organizational document).

        6.2 Subsidiaries.

        The only direct or indirect subsidiaries of Acquiror as of the date hereof are those listed in Section 6.2 of the DRS Disclosure Schedule. As of the date hereof, Acquiror is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in Section 6.2 of the DRS Disclosure Schedule) of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the capital stock of Merger Sub will at all times be owned directly by Acquiror, free and clear of any liens, claims or encumbrances.

        6.3 Capitalization.

        The authorized capital stock of Acquiror consists of 20,000,000 shares of Acquiror Common Stock, par value $.01 per share, and 2,000,000 shares of undesignated preferred stock, par value $10.00 per share. As of July 27, 1998, 6,208,976 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable and free of preemptive rights. As of July 27, 1998, Acquiror holds 402,461 shares of Acquiror Common Stock in treasury. Except as set forth above and except as disclosed in Section
6.3 of the DRS Disclosure Schedule, there are not as of the date hereof any shares of capital stock of Acquiror issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Acquiror to issue, transfer or sell any of its securities. Except as disclosed in Section 6.3 of the DRS Disclosure Schedule, Acquiror is not a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to its capital stock or any agreement, arrangement or understanding relating to or providing for registration rights with respect to its capital stock.

        6.4 Authority Relative to This Agreement.

        Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than the approval of Acquiror's stockholders of the Merger as required by Section 712(b) of the AMEX Company Guide. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms.

        6.5 No Violations, etc.

            (a) Other than the filings, permits, authorizations, consents and approvals or waivers thereof that are identified in Section 6.5(b) and that have been duly made or obtained as contemplated herein, neither the execution and delivery of this Agreement by Acquiror and Merger Sub nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Acquiror and Merger Sub with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror or Merger Sub under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) any note, bond, mortgage, indenture or deed of trust or (z) any license, lease, contract, agreement or other instrument or obligation, to which Acquiror or Merger Sub is a party or to which they or any of their respective properties or assets may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or Merger Sub or any of their respective properties or assets, except, in the case of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Acquiror's or Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

            (b) No filing or registration with, no notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required of Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby, except (i) as required by
(A) applicable requirements, if any, of the HSR Act, (B) the Securities Act and the Exchange Act, (C) state securities or "blue sky" laws and (D) the AMEX; (ii) the filing and recordation of appropriate merger documents as required by the NYBCL; (iii) the approval of Acquiror's stockholders as required by the AMEX rules; and (iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Acquiror's or Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

            (c) Acquiror and Merger Sub are not in violation of or default under, except as set forth in Section 6.5 of the DRS Disclosure Schedule, (i) any note, bond, mortgage, indenture or deed of trust; or (ii) any license, lease, contract, agreement or other instrument or obligation to which Acquiror or Merger Sub is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (i) and (ii) above, for such violations or defaults which would not, individually or in the aggregate, either have an Acquiror Material Adverse Effect or materially impair Acquiror's or Merger Sub's ability to consummate the Merger or other transactions contemplated hereby.

        6.6 Commission Filings; Financial Statements.

        Acquiror has filed all required forms, reports, schedules, statements and other documents required to be filed by it since March 31, 1995 to the date hereof (as supplemented and amended since the time of filing, collectively, the "Acquiror SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. All of the historical financial statements contained in the Acquiror SEC Reports were prepared from the books and records of Acquiror and its subsidiaries. The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror and its subsidiaries included or incorporated by reference in such Acquiror SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquiror and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (subject, in the case of all such financial statements that are interim financial statements, to normal year-end audit adjustments, none of which will be material). None of the Acquiror SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.7 Absence of Changes or Events.

        Except as set forth in Acquiror's Form 10-K for the fiscal year ended March 31, 1998, as filed with the SEC, or except as set forth in Section 6.7 of the DRS Disclosure Schedule, since March 31, 1998 to the date hereof, Acquiror and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of Acquiror and its subsidiaries taken as a whole which has had, or could have, an Acquiror Material Adverse Effect, and Acquiror and its subsidiaries taken as a whole have conducted their respective business in the ordinary course consistent with their past practices.

        6.8 Litigation.

        Except as set forth in Section 6.8 of the DRS Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Acquiror, threatened against or relating to Acquiror before any court or governmental or regulatory authority or body or arbitration tribunal; or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Acquiror is a party, except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, materially impair Acquiror's or Merger Sub's ability to consummate the Merger.

        6.9 Joint Proxy Statement.

        None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Acquiror and Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the Company Shareholder Meeting and the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement as it relates to Acquiror, Merger Sub and Acquiror's other subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Acquiror with respect to information relating to or supplied by the Company.

        6.10 Board Recommendation.

        The Board of Directors of Acquiror has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Acquiror Common Stock as a result of the Merger), has determined that the transactions contemplated by this Agreement are in the best interests of Acquiror and its stockholders and has recommended that the stockholders of Acquiror vote in favor thereof (including in favor of the issuance of Acquiror Common Stock as a result of the Merger as required by the
AMEX).

        6.11 Disclosure.

        All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Acquiror in this Article VI by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have an Acquiror Material Adverse Effect.

        6.12 Finders or Brokers.

        Except as set forth in Section 6.12 of the DRS Disclosure Schedule, none of Acquiror, the subsidiaries of Acquiror, the Board of Directors of Acquiror or any member of the Board of Directors of Acquiror has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with of the Merger, and Section 6.12 of the DRS Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

        6.13 Opinion of Financial Advisor.

        Acquiror has received the opinion (the "Fairness Opinion") of McFarland Dewey & Co., LLC, dated July 23, 1998, to the effect that as of such date, the Exchange Ratio is fair from a financial point of view to Acquiror.

                                  ARTICLE VII

           CONDUCT OF BUSINESS OF ACQUIROR AND THE COMPANY PENDING THE
                                     MERGER

        7.1 Conduct of Business of the Company Pending the Merger.

        Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

             (a) amend its certificate of incorporation, by-laws or other organizational documents;

             (b) authorize for issuance, issue, sell, deliver, grant any options for or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of the currently outstanding Convertible Notes, Warrants and Options;

             (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

             (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in an aggregate amount not to exceed $50,000;

             (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance, welfare benefit or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance, welfare benefit or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with,
(x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of the Company in an amount not to exceed $10,000 in the aggregate for each director; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause
(iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

             (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its subsidiaries in excess of $50,000, other than (i) customer agreements; (ii) leases for rental space in an amount not to exceed $50,000 for any lease; or (iii) developer agreements in an amount not to exceed $50,000 for any agreement;

             (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

             (h) authorize or commit to make capital expenditures in excess of $50,000 for any one order in the Company's service business (other than purchases by the Company's systems business in the ordinary course of business consistent with past practice);

             (i) make any change in the accounting methods, accounting practices or tax policies or procedures followed by the Company;

             (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of the Acquiror;

             (k) make any election under the Code which would have a Company Material Adverse Effect;

             (l) take or cause to be taken, whether before or after the Effective Time, any action that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; or

             (m) agree to do any of the foregoing.

        7.2 Conduct of Business of Acquiror Pending the Merger.

        Except as contemplated by this Agreement or Section 6.7 of the DRS Disclosure Schedule or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Acquiror will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Acquiror will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

             (a) amend its certificate of incorporation or by-laws;

             (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock, except as otherwise expressly provided in this Agreement;

             (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution;

             (d) take or cause to be taken, whether before or after the Effective Time, any action that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; or

             (e) agree to do any of the foregoing.


                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS

        8.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

            (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror thereafter shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use their respective best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all best efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and Acquiror will use all best efforts to cause the Joint Proxy Statement to be mailed to Acquiror's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock and Acquiror Warrants in the Merger. Acquiror will make no filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement without providing the Company and its advisors the opportunity to review and comment thereon; provided, that such review be completed and such comments provided to Acquiror within a reasonable period of time; provided, further, that such comments shall be subject to the review of Acquiror and its advisors. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock or Acquiror Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

            (b) The Company shall, as soon as practicable following the date of this Agreement take all action necessary in accordance with the NYBCL and its Certificate of Incorporation and By-Laws to convene and hold a meeting of its shareholders (together with any adjournment or postponement thereof, the "Company Shareholder Meeting") for the purpose of obtaining the approval (the "Company Shareholder Approval") of two-thirds of the shareholders of the Company of this Agreement and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the

Merger and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of approval and adoption of this Agreement; provided, however, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors.

            (c) Acquiror shall, as soon as practicable following the date of this Agreement, take all action necessary in accordance with the General Corporation Law of Delaware and its Certificate of Incorporation and By-Laws to convene and hold a meeting of its stockholders (together with any adjournment or postponement thereof, the "Acquiror Stockholder Meeting") for the purpose of obtaining the approval (the "Acquiror Stockholder Approval") of a majority of votes cast by the stockholders of Acquiror of, amongst other things, the Merger and the issuance of the Acquiror Common Stock in connection with the Merger (the "Issuance"), and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, the Issuance and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement.

            (d) Acquiror and the Company will use best efforts to hold the Company Shareholder Meeting and the Acquiror Stockholder Meeting on the same date and as soon as practicable after the date hereof.

        8.2 Letters of the Company's Accountants.

        The Company shall use its best efforts to cause to be delivered to Acquiror two letters from the Company's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        8.3 Letters of Acquiror's Accountants.

        Acquiror shall use its best efforts to cause to be delivered to the Company two letters from Acquiror's independent accountants, one dated the date of effectiveness of Form S-4 and one dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        8.4 Additional Agreements; Cooperation.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified on
Schedule 8.4 to the Disclosure Schedule or the DRS Disclosure Schedule; (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities; (vi) provide all necessary information for the Joint Proxy Statement and the Form S-4; and (vii) to fulfill all conditions to this Agreement.

            (b) The Company shall use its best efforts to facilitate, and assist and cooperate with Acquiror in, Acquiror's conduct of on-site visits by representatives of Acquiror to representatives of customers of the Company and its subsidiaries.

            (c) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Acquiror, the Company shall advise Acquiror of the number of shares of Company Common Stock outstanding on such date.

         8.5 Publicity.

        The Company, Acquiror and Merger Sub agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

        8.6 No Solicitation.

            (a) The Company shall not, nor shall it permit any of its Retained Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit any Company Takeover Proposal (as hereinafter defined); or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Company Shareholders Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Company Takeover Proposal that was not solicited, and subject to compliance with
Section 8.6(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal; and provided,

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

further, that if the Company responds to a Company Takeover Proposal, the Company shall within two (2) business days of such response reimburse Acquiror for all of Acquiror's out-of-pocket expenses (including without limitation fees and expenses of outside professionals) (in any case all such expenses not to exceed in the aggregate $300,000) by wire transfer of immediately available funds to an account specified by Acquiror. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or its Retained Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Retained Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Retained Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Retained Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could impede, interfere with, prevent or materially delay the Merger or which could dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

            (b) Except as set forth in this Section 8.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Shareholders Meeting the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Superior Company Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Company Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by the Company pursuant to clause (y) until a time that is after the fifth (5th) business day following Acquiror's receipt of written notice advising Acquiror that the Board of Directors of the Company has received a Superior Company Proposal, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel; and provided, that if the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), the Company shall within two (2) business days of such action reimburse Acquiror for any of Acquiror's out-of-pocket expenses (including without limitation fees and expenses of outside professionals) not previously reimbursed (in any case all such expenses not to exceed in the aggregate $300,000) by wire transfer of


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
immediately available funds to an account specified by Acquiror. For purposes of this Agreement, a "Superior Company Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 8.6, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel or a violation of law or statute, the identity of the person making such request or Company Takeover Proposal.

            (d) Nothing contained in this Section 8.6 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 8.6(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

        8.7 Access to Information.

            (a) From the date of this Agreement until the Effective Time, each of the Company and Acquiror will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

            (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence on the terms and conditions set forth in the Confidentiality Agreement, dated November 28, 1997, between Acquiror and the Company (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each of the parties hereto and such consultant or advisor was a party thereto, and this provision shall survive any termination of this Agreement.


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

        8.8 Notification of Certain Matters.

        The Company or Acquiror, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below; or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Acquiror, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        8.9 Directors and Officers; Insurance.

            (a) At or prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Acquiror the resignations of such directors and officers of the Company and its subsidiaries as Acquiror shall specify, effective at the Effective Time.

            (b) Acquiror shall cause the Surviving Corporation to maintain in effect for not less than three (3) years from the Effective Time the current polices of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; provided, that in the event that any Claim is asserted or made within such three (3) year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; provided, further, that Acquiror shall not be obligated to make premium payments (calculated on an annual basis) for such insurance in excess of 100% of the annual premiums paid as of the date hereof by the Company for such insurance.

        8.10 Fees and Expenses.

        Except as set forth in Sections 8.6 and 8.7 herein, whether or not the Merger is consummated, the Company and Acquiror shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants , except that each of Acquiror and the Company shall bear and pay one-half of the actual costs and expenses (excluding those of investment bankers, finders, brokers, agents, representatives, counsel and accountants) relating to (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees); and

(ii) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

        8.11 Affiliates.

        As soon as practicable after the date hereof, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Acquiror as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto.

        8.12 AMEX Listing.

        Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger to be approved for listing on the AMEX, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

        8.13 Stockholder Litigation.

        Each of the Company and Acquiror shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Acquiror, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

        8.14 Tax Treatment.

        Each of Acquiror and the Company shall use its respective best efforts (including, without limitation, providing information and providing for itself and obtaining from its affiliates reasonable and necessary representations and covenants in connection with the tax opinions required by Article IX) and Acquiror shall cause the Surviving Corporation to use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and shall treat the Merger as a tax free reorganization on its tax returns.

        8.15 Fairness Opinion.

        Each of the Acquiror and the Company shall use their respective best efforts to cause to be delivered to each of their respective stockholders a fairness opinion dated the date of the Joint Proxy Statement.

        8.16 Credit Facilities.

         The Company shall use its best commercial efforts to assist and cooperate with Acquiror in Acquiror's termination (including the release of all collateral relating thereto) of (i) the U.K. Credit Agreement, dated as of April 23, 1997, between Midland Bank and Lynwood Scientific Developments Ltd. (now Lynwood Rugged Systems Limited) and

(ii) the Amended and Restated Credit Agreement, dated as of April 12, 1995, as amended, by and among the Company, Chemical Bank, a New York banking corporation ("Chemical"), The Bank of New York, a New York banking corporation ("BNY"), each of the other financial institutions which from time to time becomes a party thereto, BNY, as Administrative Agent, and Chemical, as Collateral Agent.

        8.17 Patent, Trademark and Copyright Filings.

        The Company shall use its best commercial efforts to assist and cooperate with Acquiror in Acquiror's preparation and filing of documents relating to the Company's Patents, Trademarks and Copyrights with the United States Patent and Trademark Office and the United States Copyright Office.

        8.18 Convertible Notes.

        The Company shall use its best commercial efforts to (a) obtain the consents of holders of at least 90% of the aggregate principal amount of the Convertible Notes outstanding as of the date hereof to convert all of their Convertible Notes to Company Common Stock immediately prior to the Effective Time and successfully complete such conversion immediately prior to the Effective Time; provided, that in connection with its consent solicitation, the Company may offer an additional payment with respect to each Convertible Note of no more than the present value of the interest that would have accrued to February 15, 1999 on the outstanding principal amount of each Convertible Note discounted at 9.5% (the "Discount Rate"); (b) obtain the consents of holders of at least 75% of the aggregate principal amount of the Convertible Notes outstanding immediately prior to the Effective Time in accordance with the terms of the Convertible Notes and the terms of the Indenture to (i) eliminate as of the Effective Time (1) Section 6(f) (1996 EBITDA Adjustment), (2) Section 9 (Covenants) in its entirety, (3) Section 10(a)(iii)-(v) (Events of Default), (4)
Section 11(a)-(c) (Certain Consequences Upon Default - Defaulted Interest, Additional Director Nominee and Additional Warrants), (5) Section 13(b),
(d)-(h), (j)--(k) (Definitions - Change in Control, Consolidated Net Income, GAAP, Indebtedness, Lien, 1996 EBITDA, Permitted Investments and Permitted
Lien), (6) Section 16(a)-(b) (Miscellaneous) of the Convertible Notes, (7)
Article 4 (Covenants) in its entirety, other than Section 4.1 (Payment of Securities) and Section 4.13 (Stay, Extension and Usury Laws), (8) Section 6.1(iii)-(v) (Events of Default) and (9) Section 8.1(2) (Termination of Company's Obligations) of the Indenture, and (ii) amend Section 8.1 (Termination of Company's Obligations) of the Indenture to change the date of "February 23, 1999" therein to "the earlier of September 30, 1998 or the effective date of any merger of the Company approved by its Board of Directors;" and (c) obtain the consents of at least a majority of the holders of the Convertible Notes to permit the removal of the Convertible Notes from the registration requirements of the United States securities laws and the scope of the Trust Indenture Act of 1939, as amended.


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

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

        9.1 Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approvals. The Company Shareholder Approval and the Acquiror Stockholder Approval shall have been obtained.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

            (d) Governmental Action. No action or proceeding shall be instituted by any governmental authority seeking to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

            (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger.

            (f) AMEX Listing. The shares of Acquiror Common Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

            (g) Convertible Note Consents. The Company shall have obtained all necessary consents of holders of the Convertible Notes required by the terms of the Convertible Notes to the sale by the Company of all of the issued and outstanding capital stock of Wilcom.

        9.2 Conditions to Obligations of Acquiror.

        The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and on and as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). If applicable, the Company shall deliver to Acquiror a complete Disclosure Schedule, updated as of the Closing Date.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) No Material Adverse Change. At any time after December 31, 1997, there shall not have occurred any material adverse change, in the reasonable judgment of Acquiror, in the general affairs, business, management, operations, assets and liabilities or prospects of the Company and its Material Subsidiaries taken as a whole or in the condition (financial or otherwise) of the Company or any Material Subsidiary.

            (d) Governmental Consents. All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained, except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or materially impair the ability of the Company to fulfill its obligations under this Agreement.

            (e) Affiliate Letters. Acquiror shall have received a written agreement substantially in the form attached as Exhibit A hereto from each of the persons specified pursuant to Section 8.11.

            (f) Shareholders' Agreement. Each of the shareholders of the Company listed on Section 9.2(f) of the Disclosure Schedule shall have entered into a Shareholder's Agreement with Acquiror (the "Shareholder's Agreement"), and each Shareholder's Agreement is in full force and effect.

            (g) Sale of Wilcom, Inc. The (i) sale by the Company of all of the issued and outstanding capital stock of Wilcom, Inc. to Wilcom Acquisition Corp. (the "Wilcom Sale") pursuant to the Stock Purchase Agreement (which has been defined as the Wilcom Agreement and a form of which is attached hereto as Exhibit B) to be entered into among Wilcom Acquisition Corp., as Buyer, and the Company, as Seller, shall have been consummated on terms and conditions negotiated at arm's-length satisfactory to Acquiror; (ii) representations and warranties of the Company set forth in the Wilcom Agreement shall be true and correct both when made and on and as of the closing date thereunder, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) Company shall have received the fairness opinion of Commonwealth to the effect that as of its date, the terms and conditions of the Wilcom Sale are fair from a financial point of view to the shareholders of the Company; and (iv) Company shall, in accordance with the Wilcom Agreement,

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

take such actions as may be reasonably requested by Acquiror with respect to the Tax treatment of the Wilcom Sale.

            (h) Convertible Notes. The Company shall have (i) obtained the consents of holders of at least 90% of the aggregate principal amount of the Convertible Notes outstanding as of the date hereof to convert all of their Convertible Notes to Company Common Stock immediately prior to the Effective Time and successfully complete such conversion immediately prior to the Effective Time; provided, that in connection with its consent solicitation, the Company may offer an additional payment with respect to each Convertible Note of no more than the present value of the interest that would have accrued to February 15, 1999 on the outstanding principal amount of each Convertible Note discounted at the Discount Rate; (ii) obtained the consents of holders of at least 75% of the aggregate principal amount of the Convertible Notes outstanding as of the date hereof in accordance with the terms of the Convertible Notes and the terms of the Indenture to (A) eliminate as of the Effective Time (1) Section 6(f) (1996 EBITDA Adjustment), (2) Section 9 (Covenants) in its entirety, (3)
Section 10(a)(iii)-(v) (Events of Default), (4) Section 11(a)-(c) (Certain Consequences Upon Default Defaulted Interest, Additional Director Nominee and Additional Warrants), (5) Section 13(b), (d)-(h), (j)--(k) (Definitions - Change in Control, Consolidated Net Income, GAAP, Indebtedness, Lien, 1996 EBITDA, Permitted Investments and Permitted Lien), (6) Section 16(a)-(b) (Miscellaneous) of the Convertible Notes, (7) Article 4 (Covenants) in its entirety, other than
Section 4.1 (Payment of Securities) and Section 4.13 (Stay, Extension and Usury
Laws), (8) Section 6.1(iii)-(v) (Events of Default) and (9) Section 8.1(2) (Termination of Company's Obligations) of the Indenture, and (B) amend Section
8.1 (Termination of Company's Obligations) of the Indenture to change the date of "February 23, 1999" therein to "the earlier of September 30, 1998 or the effective date of any merger of the Company approved by its Board of Directors;" and (iii) obtained the consents of at least a majority of the holders of the Convertible Notes outstanding as of the date hereof to permit the removal of the Convertible Notes from the registration requirements under the United States securities laws and the scope of the Trust Indenture Act of 1939, as amended.

            (i) Mellon Consent. Pursuant to the Revolving Credit Loan and Term Loan Agreement, dated as of October 29, 1997, among Acquiror, DRS Technologies Canada Company/Compagnie DRS Technologies Canada and DRS Technologies Canada, Inc., as the Co-Borrowers, and Mellon Bank, N.A., as the Agent and as a Lender, Mellon Bank Canada, as a Lender, and the Other Lenders Thereafter Signatory Thereto, as Lenders, Acquiror shall have obtained the written consent of the Requisite Lenders (as defined therein) to the Merger.

            (j) Employee Benefits. The Company shall have duly terminated, without liability or cost to the Company or any or its subsidiaries, the eligibility of officers and their spouses, children and dependents to retiree medical benefits under that certain resolution of the Minutes of the Board of Directors Meeting of the Company dated March 5, 1986 relating to continued medical coverage and shall have obtained any necessary consents with respect to such termination; notwithstanding the foregoing, the

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

Company shall provide medical benefits for Malcom D. Widenor and Walter Lipkin (and each of their respective spouses until such spouse becomes eligible for Medicare).

            (k) Tax Opinion. Acquiror shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to it, to the effect that the Merger when consummated in accordance with the terms of this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. Acquiror and the Company shall provide Arnold & Porter with the facts, representations and assumptions (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 772) on which Arnold & Porter may rely in rendering its opinion, which facts, representations and assumptions will be consistent with the state of facts Acquiror and the Company believe will exist at the Effective Time.

            (l) Officer's Certificate. Acquiror shall have received, on and as of the Effective Date, from the Company an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as such) dated the Effective Date, as to the satisfaction of the conditions in paragraphs (a), (b), (c), (d) and (e) of this Section.

            (m) Legal Opinion. Acquiror shall have received, on and as of the Effective Date, an opinion of Whitman Breed Abbott & Morgan LLP, in form and substance reasonably satisfactory to it.

        9.3 Conditions to Obligations of the Company.

        The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

            (b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            (c) No Material Adverse Change. At any time after March 31, 1998, there shall not have occurred any material adverse change, in the reasonable judgment of the Company, in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Acquiror and its subsidiaries.

            (d) Governmental Consents. All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation by Acquiror of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which, individually or in the aggregate, would not materially impair the ability of Acquiror to fulfill its obligations under this Agreement.

            (e) Tax Opinion. The Company shall have received an opinion of Whitman Breed Abbott & Morgan LLP, in form and substance reasonably satisfactory to it, to the effect that (1) the Merger when consummated in accordance with the terms of this Agreement will qualify as a reorganization within the meaning of
Section 368(a) of the Code; (2) no gain or loss will be recognized by a shareholder of the Company who exchanges all of the shareholder's Company Common Stock solely for Acquiror Common Stock (except with respect to cash received in lieu of a fractional share interest in Acquiror Common Stock); (3) the tax basis of the Acquiror Common Stock received by a shareholder of the Company who exchanges all of their Company Common Stock solely for Acquiror Common Stock in the Merger will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (4) the holding period of the shares of Acquiror Common Stock to be received by a shareholder of the Company will include the period during which such shareholder held the shares of Company Common Stock surrendered in exchange therefor, provided the Company Common Stock surrendered is held as a capital asset at the Effective Time; and
(5) no gain or loss will be recognized by a holder of Warrants(1) who exchanges such Warrants for warrants representing rights to acquire shares of Acquiror Common Stock on substantially the same terms and conditions as contained in the Warrants surrendered in exchange therefor. Acquiror and the Company shall provide Whitman Breed Abbott & Morgan LLP with the facts, representations and assumptions (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 772) on which Whitman Breed Abbott & Morgan LLP may rely in rendering its opinion, which facts, representations and assumptions will be consistent with the state of facts Acquiror and the Company believe will exist at the Effective Time.

            (f) Officer's Certificate. The Company shall have received from Acquiror, on and as of the Effective Date, an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as such) dated the Effective Date, as to the satisfaction of the conditions in paragraphs (a), (b), (c) and (d) of this Section.

            (g) Legal Opinion. The Company shall have received, on and as of the Effective Date, an opinion of Arnold & Porter, in form and substance reasonably satisfactory to it.

----------------

(1) If applicable, separate opinions should be given with respect to the Warrants and the Warrants to purchase shares of Company Common Stock at an exercise price of $3.00.

                                    ARTICLE X
                                   TERMINATION

        10.1 Termination.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by either the Company's shareholders or the Acquiror's stockholders:

            (a) by mutual written consent of the Company and Acquiror;

            (b) by either the Company or Acquiror;

                (i) if the Merger shall not have been consummated by December 31, 1998, unless the Merger has not occurred by such time solely by reason of the failure by the SEC to give timely approval to the Joint Proxy Statement or the Form S-4 or by reason of the conditions set forth in Sections 9.1(b) or 9.2(e) having not yet been satisfied, in which case as soon as possible after the SEC has given approval to the Joint Proxy Statement or the Form S-4 if consented to by Acquiror (such consent not to be unreasonably withheld);

                (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

                (iii) if any Restraint having any of the effects set forth in
Section 9.1(c) shall be in effect and shall have become final and non-appealable;

            (c) by the Company, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement;

            (d) by the Company, if it elects to terminate this Agreement in accordance with Section 8.6(b); provided, that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Acquiror's expenses and the termination fee required by Section 10.2(b)-(c);

            (e) by Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (other than Section 8.6) contained in this Agreement;

            (f) by Acquiror, if (i) Section 8.6 shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, and the Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach, or (ii) the Company shall breach Section 8.6 by failing to promptly notify


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

Acquiror as required thereunder; provided, in the case of (i), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Acquiror's expenses and the termination fee required by Section 10.2(b)-(c);

            (g) by Acquiror if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (i) or (ii), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Acquiror's expenses and the termination fee required by Section 10.2(b)-(c); or

            (h) by the Company if the Board of Directors of Acquiror or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement; provided, that no event giving rise to Acquiror's right to terminate this Agreement under Sections 10.1(e), 10.1(f) or 10.1(g) shall have occurred.

        10.2 Effect of Termination.

             (a) The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in paragraphs (b) and (c) below) or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Acquiror or the Company might have arising from a breach of this Agreement.

             (b) In the event of a termination of this Agreement by the Company pursuant to Section 10.1(d) or by Acquiror pursuant to Sections 10.1(f)-(g), then the Company shall (i) within two (2) business days promptly reimburse Acquiror by wire transfer of immediately available funds to an account specified by Acquiror for any out-of-pocket expenses incurred by Acquiror (including without limitation fees and expenses of outside professionals) not previously reimbursed (in any case all such expenses not to exceed in the aggregate $300,000) and (ii) promptly pay Acquiror a termination fee of $1.5 million if Acquiror becomes entitled to such termination fee pursuant to Section 10.2(c).

             (c) In the event the Company enters into a definitive Company Acquisition Agreement related to a Company Takeover Proposal at any time prior to six months after the termination of the Letter of Intent dated April 3, 1998 (the "Letter of Intent") between Acquiror and the Company or this Agreement with any third party that was in contact, directly or indirectly, with the Company during the period that the Letter of Intent was in effect, regardless of whether the transactions contemplated by such Company Acquisition Agreement are consummated or are more favorable than the


                                      -52-


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

transactions contemplated under this Agreement, then the Company shall within two (2) business days of entering into such Company Acquisition
Agreement pay Acquiror by wire transfer of immediately available funds to an account specified by Acquiror a termination fee of $1.5 million and to promptly reimburse Acquiror for any of its out-of-pocket expenses (including without limitation fees and expenses of outside professionals) not previously reimbursed (in any case all such expenses not to exceed in the aggregate $300,000); provided, however, that such termination fee shall not be payable if (i) the conditions set forth in Sections 9.1(a)-(b) and 9.2(e) were not satisfied by December 31, 1998, unless such conditions were not satisfied due to the failure by the Company to use its best efforts or (ii) if this Agreement was terminated pursuant to Section 10.1(c).

                                   ARTICLE XI
                                  MISCELLANEOUS

        11.1 Non-Survival of Representations and Warranties.

        None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        11.2 Closing and Waiver.

             (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 10.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held as soon as practicable after the conditions set forth in Sections 9.1, 9.2 and 9.3 shall have been satisfied or waived. The Closing will be held at the offices of Arnold & Porter, 399 Park Avenue, New York, New York or at such other places as the parties may agree. Simultaneously therewith, the Certificate of Merger will be filed.

             (b) At any time prior to the Effective Date, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

        11.3 Notices.

             (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.


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

                  If to Acquiror or Merger Sub:

                           DRS Technologies, Inc.
                           5 Sylvan Way
                           Parsippany, New Jersey 07054
                           Facsimile No.: (973) 898-4730
                           Attention: Nina Laserson Dunn, Esq.

                           with a copy to:

                           Arnold & Porter
                           399 Park Avenue
                           New York, New York 10022

                           Facsimile No.: (212) 713-1399
                           Attention:  Vijay S. Tata, Esq.

                  If to the Company:

                           NAI Technologies, Inc.
                           c/o Richard A. Schneider
                           23 Old Town Lane
                           Halesite, New York 11743
                           Facsimile No.: (516) 385-0815

                           with a copy to:

                           Whitman Breed Abbott & Morgan LLP
                           200 Park Avenue, 28th Floor
                           New York, New York 10166
                           Attention: David F. Kroenlein, Esq.
                           Facsimile No.: (212) 351-3131

             (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

        11.4 Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.5 Interpretation.

        The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of


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

the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof; or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        11.6 Amendment.

        This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by each of the stockholders of the Company and Acquiror; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        11.7 No Third Party Beneficiaries.

        Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement.

        11.8 Governing Law.

        Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

        11.9 Entire Agreement.

        This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        11.10 Validity.

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.

                                          DRS TECHNOLOGIES, INC.

                                          By: /s/ Mark S. Newman
                                              --------------------------
                                              Name: Mark S. Newman
                                              Title: President & Chief Executive
                                                     Officer


                                          DRS MERGER SUB, INC.

                                          By: /s/ Nina L. Dunn
                                              --------------------------
                                              Name: Nina L. Dunn
                                              Title: Vice President and
                                                     Secretary


                                          NAI TECHNOLOGIES, INC.

                                          By: /s/ Robert A. Carlson
                                              --------------------------
                                              Name: Robert A. Carlson
                                              Title: Chief Executive
                                                     Officer